EXHIBIT 24

Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33- 15148, No. 33-15149, Post-effective Amendment No. 3 to No. 33-4436, No. 33-40800, No. 33- 40801 and No. 33-48169) and the Registration
Statement (Form S-3, No. 33-48168) of Questar Corporation and in the related Prospectus of our report dated February 10, 1995, except for Note I as to which the date is March 5, 1995, with respect to the consolidated financial statements and schedules of Questar Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1994.


ERNST & YOUNG LLP

Salt Lake City, Utah
March 24, 1995